Exhibit 4.mmm

February 3, 2010

Mr. Gordon Cummings
Chief Executive Officer
Kimber Resources Inc.
800 West Pender Street
Suite 215
Vancouver, British Columbia
Canada, V6C 2V6

Re:	Engagement Letter

Gentlemen:

Reference is made hereby to that certain Engagement Agreement (the “Engagement Agreement”) dated December 7, 2009 by and among Kimber Resources Inc. and Scarsdale Equities LLC("Scarsdale").

1. Section 5(b) of the Engagement Agreement is hereby amended to read in its entirety as follows:

“5(b) With respect to the expenses set forth in Section 3, upon termination of the Offering Engagement Period, Scarsdale shall be entitled to collect its actual out-of-pocket expenses accrued through the date of termination, not to exceed $30,000.”

2. Section 5(d) of the Engagement Agreement is hereby removed in its entirety.

Very truly yours,

SCARSDALE EQUITIES LLC

By:	/s/ Wade Black
Wade Black
Chief OperatingOfficer

Kimber Resources, Inc.
February 3, 2010

Confirmed and accepted as of
this 3rd day of February, 2010:

KIMBER RESOURCES, INC.

By:	/s/ GordonCummings
Gordon Cummings
Chief Executive Officer